Exhibit 99.1

Warrior Met Coal Reports First Quarter 2022 Results

Continues to post strong Net Income and EPS,
including Net Income of $146.2 million and a all-time record Adjusted EBITDA of $243.8 million

BROOKWOOD, AL - May 5, 2022 - Warrior Met Coal, Inc. (NYSE: HCC) (“Warrior” or the “Company”) today announced results for the first quarter of 2022. Warrior is the leading dedicated U.S. based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported net income for the first quarter of 2021 of $146.2 million, or $2.83 per diluted share, making this our second consecutive quarter of record quarterly net income and earnings per share, in over three years. This compares to a net loss of $21.4 million, or $0.42 per diluted share, in the first quarter of 2021. Adjusted net income per share for the first quarter of 2022 was $2.97 per diluted share compared to adjusted net loss per share of $0.08 per diluted share in the first quarter of 2021. The Company reported Adjusted EBITDA of $243.8 million in the first quarter of 2022, an all-time record quarterly high, compared to Adjusted EBITDA of $47.1 million in the first quarter of 2021.

“The hard work we undertook over the past few years is paying off, as we continued our strong upward trajectory to deliver our third straight quarter of strong profitability, including an all-time record quarterly Adjusted EBITDA,” commented Walt Scheller, CEO of Warrior. “Our ability to leverage our strong operational base allowed us to take advantage of continued record pricing while also continuing to focus on managing expenses and increasing cash flows. Demand for high quality premium coal remains on the upswing, and we are driving toward full operational mode.”

“In addition, the war in Ukraine created a backdrop for further global supply constraints and price volatility, with urgent demand for non-Russian met coal. We are well positioned to continue meeting our customers’ commitments in the face of expected future global economic volatility.”

The Company also announced the relaunch of the development of its Blue Creek mine, a strategic growth project that it expects will deliver significant future returns to shareholders. “We expect Blue Creek to significantly enhance Warrior’s already existing world class hard coking coal portfolio of assets and to build on our highly focused business strategy as a premium pure-play met coal producer,” Scheller said. Warrior has issued a separate press release and presentation providing more detail on the development of its world class Blue Creek growth project, both of which can be found on its website at www.investors.warriormetcoal.com.

Operating Results
The Company produced 1.5 million short tons of met coal in the first quarter of 2022 compared to 2.2 million short tons in the first quarter of 2021. The tons produced in the first quarter of 2022 resulted from running both longwalls and four continuous miner units at Mine No. 7 and the longwall and two continuous miner units at Mine No. 4. Sales volume in the first quarter of 2022 was 1.1 million short tons compared to 2.0 million short tons in the first quarter of 2021. Inventory levels rose to 601 thousand short tons at the end of March 31, 2022 from the 243 thousand short tons at the end of December 31, 2021 primarily due to shipment delays near the end of the first quarter. In addition, one hundred thousand tons of expected shipments were delayed and moved into the second quarter due to port congestion, maintenance and equipment failures which lowered our first quarter financial results. We believe these delays reduced Adjusted EBITDA by approximately $40.0 million, net income by $32.0 million and diluted net income per share by $0.63.

Additional Financial Results
Total revenues were $378.7 million for the first quarter of 2022, including $382.4 million in mining revenues, which consisted of met coal sales of 1.1 million short tons at an average net selling price of $339.34 per short ton, net of demurrage and other charges. This compares to total revenues of $213.8 million in the first quarter of 2021. The average net selling price of the Company's met coal increased 220% from $106.04 per short ton in the first quarter of 2021 to $339.34 per short ton in the first quarter of 2022. The year-over-year increase in revenues is primarily attributed to improved met coal pricing, partially offset by lower sales volume.

Cost of sales for the first quarter of 2022 were $135.3 million compared to $154.4 million for the first quarter of 2021. Cash cost of sales (including mining, transportation and royalty costs) for the first quarter of 2022 were $134.4 million, or 35.1% of mining revenues, compared to $153.5 million, or 74.2% of mining revenues in the same period of 2021. Cash cost of sales (free-on-board port) per short ton increased to $119.23 in the first quarter of 2022 from $78.64 in the first quarter of 2021, reflecting a 220% increase in average net selling prices and its effect on Warrior's variable cost structure, primarily for transportation and royalties, as well as the impact of inflation. Transportation and royalty costs increased 118% in the first quarter of 2022 compared to the same period last year due to the higher met coal average net selling prices. Inflation accounted for an approximate $3 per short ton impact due to increases in the costs of belt structure, roof bolts, cable, magnetite, rock dust and other materials and supplies.

Selling, general and administrative expenses for the first quarter of 2022 were $13.9 million, or 3.7% of total revenues and were higher than the same period last year driven by the acceleration of stock compensation expense for retirement eligible employees and a 40% higher stock price than last year. Depreciation and depletion expenses for the first quarter of 2022 were $25.8 million, or 6.8% of total revenues and were lower than the prior year comparable quarter due to lower sales volume. Warrior incurred net interest expense of $7.8 million during the first quarter of 2022, which was lower than the same quarter last year primarily due to a decrease in interest on our outstanding notes.

Business interruption expenses were $6.7 million and represent non-recurring expenses that are directly attributable to the ongoing labor strike for incremental safety and security, labor negotiations and other expenses. Idle mine expenses were $3.0 million and represent expenses incurred with reduced operations at Mine No. 4 and Mine No. 7, such as electricity, insurance and maintenance labor.

Income tax expense was $33.5 million in the first quarter of 2022 due to income before income taxes of $179.7 million and was higher than last year due primarily to higher income before income taxes.

Cash Flow and Liquidity
The Company generated cash flows from operating activities in the first quarter of 2022 of $70.1 million, compared to $45.2 million in the first quarter of 2021. Capital expenditures for the first quarter of 2022 were $20.4 million. Free cash flow was $49.7 million in the first quarter of 2022, which was $26.3 million better than the first quarter of 2021, and reflected higher realized prices partially offset by lower sales volume.

Net working capital, excluding cash, for the first quarter of 2022 increased by $159.0 million from the fourth quarter of 2021, primarily reflecting an increase in trade accounts receivable due to higher prices and the timing of sales.
Cash flows used in financing activities for the first quarter of 2022 were $14.0 million, primarily due to principal repayments of capital lease obligations of $7.2 million and the payment of dividends of $3.1 million.

The Company’s total liquidity as of March 31, 2022 was $556.7 million, consisting of cash and cash equivalents of $434.0 million and available liquidity under its ABL Facility of $122.7 million, which is net of outstanding letters of credit of $9.4 million.

Capital Allocation
On April 26, 2022, the board of directors declared a regular quarterly cash dividend of $0.06 per share, totaling approximately $3.1 million, which will be paid on May 13, 2022, to stockholders of record as of the close of business on May 6, 2022.

On May 3, 2022, the Board declared a special cash dividend (the "May 2022 Special Dividend") of $0.50 per share of Warrior's common stock, par value $0.01 per share, to be paid on May 20, 2022, to stockholders of record as of the close of business on May 13, 2022. The May 2022 Special Dividend will be funded through cash on hand.

Any future special dividends or stock repurchases from excess cash flows will be at the discretion of the board of directors and subject to consideration of several factors including business and market conditions, future financial performance and other strategic investment opportunities. The Company will also seek to optimize its capital structure to improve returns to stockholders while allowing flexibility for the Company to pursue very selective strategic growth opportunities that can provide compelling stockholder returns.

Company Outlook
In light of the Company's successful performance in the first quarter of 2022, the announcement of the relaunch of the Blue Creek project and the expected market conditions for the remainder of 2022, Warrior is revising its guidance for the full year 2022 as indicated below.

Coal sales	5.5 - 6.5 million short tons
Coal production	5.5 - 6.5 million short tons
Cash cost of sales (free-on-board port)	$115 - $125 per short ton
Capital expenditures	$165 - $175 million
Mine development costs	$30 - $40 million
Selling, general and administrative expenses	$37 - $41 million
Interest expense, net	$32 - $36 million
Noncash deferred income tax expense	18% - 20%
Cash tax rate	0%

Key factors that may affect outlook include:
•three planned longwall moves (Q2, Q3, Q4)
•HCC index pricing
•exclusion of other non-recurring costs
•new labor contract, and
•inflationary pressures.

The Company's guidance for its capital expenditures consists of sustaining capital spending of approximately $75 - $80 million, including regulatory and gas requirements, and discretionary capital spending of $90 - $95 million for the 4 North portal construction, deposits on two new sets of longwall shields and the development of the Blue Creek project for which the Company has budgeted $45 million for 2022.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include in a GAAP estimate.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its first quarter 2022 results today, May 5, 2022, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from

6:30 p.m. ET May 5, 2022 until 6:30 p.m. ET on May 12, 2022. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 4980978.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal met coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price. For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2022 guidance, the impact of COVID-19 on its business and that of its customers, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, management of liquidity, cash flows, expenses and expected capital expenditures and working capital, future effective income tax rates and payment of cash taxes, if any, as well as statements regarding production, our ability to fulfill expected customer orders and the outcome of negotiations with our labor union, including any potential changes to our production and sales volumes as a result of such outcome. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of COVID-19 on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of COVID-19 on steel manufacturers, the inability of the Company to effectively operate its mines and the resulting decrease in production, the inability of the Company to ship its products to customers in the case of a partial or complete shut-down of the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2021 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)
(Unaudited)

	For the three months ended March 31,
	2022	2021
Revenues:
Sales	$382,433	$206,989
Other revenues	(3,781)	6,775
Total revenues	378,652	213,764
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	135,341	154,350
Cost of other revenues (exclusive of items shown separately below)	7,040	7,795
Depreciation and depletion	25,797	32,903
Selling, general and administrative	13,929	7,637
Business interruption	6,688	—
Idle mine	3,008	—
Total costs and expenses	191,803	202,685
Operating income	186,849	11,079
Interest expense, net	(7,822)	(8,693)
Other income (expenses)	675	(109)
Income before income tax expense	179,702	2,277
Income tax expense	33,453	23,632
Net income (loss)	$146,249	$(21,355)
Basic and diluted net income (loss) per share:
Net income (loss) per share—basic	$2.84	$(0.42)
Net income (loss) per share—diluted	$2.83	$(0.42)
Weighted average number of shares outstanding—basic	51,532	51,274
Weighted average number of shares outstanding—diluted	51,634	51,274
Dividends per share:	$0.05	$0.05

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended March 31,
(short tons in thousands) (1)	2022	2021
Tons sold	1,127	1,952
Tons produced	1,538	2,172
Average net selling price	$339.34	$106.04
Cash cost of sales (free-on-board port) per short ton (2)	$119.23	$78.64
(1)    1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2022	2021
Cost of sales	135,341	154,350
Asset retirement obligation accretion	(493)	(432)
Stock compensation expense	(475)	(422)
Cash cost of sales (free-on-board port)(2)	$134,373	$153,496

(2)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended March 31,
(in thousands)	2022	2021
Net income (loss)	$146,249	$(21,355)
Interest expense, net	7,822	8,693
Income tax expense	33,453	23,632
Depreciation and depletion	25,797	32,903
Asset retirement obligation accretion	867	805
Stock compensation expense	7,218	1,696
Other non-cash accretion	231	361
Mark-to-market loss on gas hedges	13,165	—
Business interruption	6,688	—
Idle mine	3,008	—
Other (income) expense	(675)	402
Adjusted EBITDA (3)	$243,823	$47,137
Adjusted EBITDA margin (4)	64.4%	22.1%
(3)  Adjusted EBITDA is defined as net income (loss) before net interest expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, other non-cash accretion, mark-to-market loss on gas hedges, business interruption expenses, idle mine expenses and other (income) expense.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income (loss), income (loss) from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(4) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended March 31,
	2022	2021
Net income (loss)	$146,249	$(21,355)
Alabama state income tax valuation allowance	—	24,965
Business interruption, net of tax	5,447	—
Idle mine, net of tax	2,450	—
Other (income) expense, net of tax	(550)	284
Adjusted net income (5)	$153,596	$3,894

Weighted average number of basic shares outstanding	51,532	51,274
Weighted average number of diluted shares outstanding	51,634	51,471

Adjusted basic net income per share:	$2.98	$0.08
Adjusted diluted net income per share:	$2.97	$0.08
(5)    Adjusted net income is defined as net income (loss) net of Alabama state income tax valuation allowance, business interruption expenses, idle mine expenses, incremental stock compensation expense and other (income) expense, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income (loss) under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)
(Unaudited)

	For the three months ended March 31,
	2022	2021
OPERATING ACTIVITIES:
Net income (loss)	$146,249	$(21,355)
Non-cash adjustments to reconcile net income (loss) to net cash provided by operating activities	79,467	59,461
Changes in operating assets and liabilities:
Trade accounts receivable	(138,328)	7,178
Inventories	(39,446)	(16,107)
Prepaid expenses and other receivables	7,148	10,192
Accounts payable	13,090	4,964
Accrued expenses and other current liabilities	(1,500)	(5,463)
Other	3,461	6,352
Net cash provided by operating activities	70,141	45,222
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(10,528)	(9,479)
Mine development costs	(9,893)	(12,333)
Acquisition of Black Warrior Methane and Black Warrior Transmission, net of $2.8 million cash acquired	2,533	—
Proceeds from sale of property, plant and equipment	—	20
Net cash used in investing activities	(17,888)	(21,792)
FINANCING ACTIVITIES:
Net cash used in financing activities	(14,045)	(13,399)
Net increase in cash and cash equivalents	38,208	10,031
Cash and cash equivalents at beginning of period	395,839	211,916
Cash and cash equivalents at end of period	$434,047	$221,947

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2022	2021
Net cash provided by operating activities	$70,141	$45,222
Purchases of property, plant and equipment and mine development costs	(20,421)	(21,812)
Free cash flow (6)	$49,720	$23,410
Free cash flow conversion (7)	20.4%	49.7%
(6) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(7) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	March 31, 2022 (Unaudited)	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$434,047	$395,839
Short-term investments	8,506	8,505
Trade accounts receivable	260,477	122,150
Inventories, net	110,535	59,619
Prepaid expenses and other receivables	26,045	41,088
Total current assets	839,610	627,201
Mineral interests, net	91,196	93,180
Property, plant and equipment, net	606,198	603,412
Deferred income taxes	92,684	125,276
Other long-term assets	13,662	15,142
Total assets	$1,643,350	$1,464,211
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60,446	$33,829
Accrued expenses	55,736	54,847
Short term financing lease liabilities	21,910	23,622
Other current liabilities	17,592	9,830
Total current liabilities	155,684	122,128
Long-term debt	340,078	339,806
Asset retirement obligations	69,018	65,536
Long term financing lease liabilities	24,853	28,434
Other long-term liabilities	35,109	36,324
Total liabilities	624,742	592,228
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares as of March 31, 2022 and December 31, 2021, 53,832,331 issued and 51,610,490 outstanding as of March 31, 2022 and 53,659,643 issued and 51,437,802 outstanding as of December 31, 2021)	537	537
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of March 31, 2022 and December 31, 2021)	(50,576)	(50,576)
Additional paid in capital	259,561	256,059
Retained earnings	809,086	665,963
Total stockholders’ equity	1,018,608	871,983
Total liabilities and stockholders’ equity	$1,643,350	$1,464,211